UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 23, 2012, Meritor, Inc. (“Meritor”) entered into an Amendment and Restatement Agreement among Meritor, ArvinMeritor Finance Ireland (“AFI”), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Amendment and Restatement Agreement amends and restates the Credit Agreement, dated as of June 23, 2006, as previously amended (the "Existing Credit Agreement"), by and among Meritor, AFI, and the institutions from time to time parties thereto as lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (as amended and restated, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement:

  extends the maturity of the Existing Credit Agreement from January 2014 to April 2017; provided, however, that (i) if the aggregate outstanding principal amount of Meritor's 8.125% senior notes due 2015 is greater than $100 million on June 1, 2015, then the credit facility will instead mature on June 10, 2015, and (ii) if (x) the aggregate outstanding principal amount of Meritor's 4.625% convertible notes due 2026 is greater than $100 million on November 1, 2015 and (y) the conversion price for such convertible notes is greater than Meritor's then current common equity price, then the credit facility will instead mature on November 15, 2015;

  reduces the revolving credit facility from $441 million to $429 million through January 2014 and then to $415 million from January 2014 through maturity in April 2017;

  establishes a new funded amortizing term loan facility in the amount of $100 million;

  modifies the debt-to-EBITDA financial covenant and other covenants with respect to permitted capital expenditures and restricted payments;

  resets certain investment, indebtedness and investment baskets;

  retains an accordion feature, which allows Meritor to increase the size of the credit facility by up to $100 million with additional term loans and/or revolving loans with new or existing creditors who agree thereto;

  retains the requirement of prepayments of loans in an amount by which the outstanding obligations under the Amended and Restated Credit Agreement exceed the value of the collateral thereunder; and

  amends the pricing schedule to reduce the applicable interest rate margins if Meritor improves its corporate rating.

     Most of Meritor's domestic wholly-owned subsidiaries and certain of Meritor's foreign wholly-owned subsidiaries irrevocably and unconditionally fully guarantee amounts outstanding under the Amended and Restated Credit Agreement pursuant to an Amended and Restated Subsidiary Guaranty (amending and restating the Subsidiary Guaranty that was entered into in connection with the Existing Credit Agreement). Pursuant to an Amended and Restated Pledge and Security Agreement (amending and restating the Pledge and Security Agreement entered into in connection with the Existing Credit Agreement), the Amended and Restated Credit Agreement is secured by (a) a pledge of the issued and outstanding shares of stock or other equity interests of certain of Meritor's direct and indirect domestic and foreign subsidiaries (with such pledge being limited to 65% of the issued and outstanding shares of stock of certain foreign subsidiaries) and (b) a first priority perfected security interest in substantially all of Meritor’s other assets and substantially all of the assets of most of Meritor’s direct and indirect domestic subsidiaries.

     The foregoing descriptions of the Amendment and Restatement Agreement relating to the Amended and Restated Credit Agreement, the Amended and Restated Subsidiary Guaranty and the Amended and Restated Pledge and Security Agreement are qualified in their entirety by reference to the full texts of the Amendment and Restatement Agreement relating to the Amended and Restated Credit Agreement, the Amended and Restated Subsidiary Guaranty and the Amended and Restated Pledge and Security Agreement which are filed as exhibits to this Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10a – Amendment and Restatement Agreement relating to Amended and Restated Credit Agreement, dated as of April 23, 2012, among Meritor, AFI, the financial institutions party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent

10b – Amended and Restated Subsidiary Guaranty, dated as of April 23, 2012, by and among the subsidiary guarantors and JPMorgan Chase Bank, National Association, as Administrative Agent

10c – Amended and Restated Pledge and Security Agreement, dated as of April 23, 2012, by and among Meritor, the subsidiaries named therein and JPMorgan Chase Bank, National Association, as Administrative Agent

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: April 23, 2012

EXHIBIT INDEX

Exhibit No.	Description
10a	Amendment and Restatement Agreement relating to Amended and Restated Credit Agreement, dated as of April 23, 2012, among Meritor, AFI, the financial institutions party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent

10b	Amended and Restated Subsidiary Guaranty, dated as of April 23, 2012, by and among the subsidiary guarantors and JPMorgan Chase Bank, National Association, as Administrative Agent

10c	Amended and Restated Pledge and Security Agreement, dated as of April 23, 2012, by and among Meritor, the subsidiaries named therein and JPMorgan Chase Bank, National Association, as Administrative Agent